UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.
(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 17, 2008, the Compensation Committee of the Board of Directors of Orthovita, Inc. (the “Company”) and the Company’s Board of Directors approved grants of performance-based equity awards to certain executive officers of the Company under which up to an aggregate 421,200 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), may be issued. The awards are subject to the terms of Performance Share Award Agreements (the “Grant Agreements”) and the provisions of the Company’s 2007 Omnibus Equity Compensation Plan (the “Equity Compensation Plan”) and are subject to certain performance goals being achieved by the Company.

The number of shares of Common Stock payable under each award is dependent upon the Company’s achievement of certain revenue amounts from U.S. sales of CORTOSS® Bone Augmentation Material and related delivery systems (the “CORTOSS Revenue Amount”) during the twelve-month period commencing with the first calendar month immediately following the date on which the U.S. Food and Drug Administration grants 510(k) clearance for the use of CORTOSS in vertebral augmentation (the “Performance Period”).

The grants were made to the executive officers and in the amounts identified in the table below.

	Potential Award Payout in Number of Shares of Common Stock Based on the Company’s Achievement of the CORTOSS Revenue Amount Goal
Name and Title	Threshold (85%<100% of CORTOSS Revenue Amount Target)	Target (100% <130% of CORTOSS Revenue Amount Target)	Maximum (130% of CORTOSS Revenue Amount Target or more)
Antony Koblish, President and Chief Executive Officer	63,800	127,600	191,400
Maarten Persenaire, Chief Medical Officer	30,300	60,600	90,900
Christopher Smith, Senior Vice President, U.S. Sales and Marketing	25,550	51,100	76,650
David McIlhenny, Senior Vice President, Operations	20,750	41,500	62,250

Pursuant to the terms of the grant, within sixty days after the conclusion of the Performance Period, the Compensation Committee shall make a determination of the CORTOSS Revenue Amount achieved during the Performance Period. The Compensation Committee shall then determine the relationship of the CORTOSS Revenue Amount achieved to the CORTOSS revenue performance goals approved by the Compensation Committee and the Board of Directors, with each recipient entitled to receive the number of shares of Common Stock payable under each grant as set forth in the above table, subject to continuous employment requirements. The Company shall issue to each recipient stock certificates evidencing such shares on the date on which the Compensation Committee makes the determinations described above (the “Payout Date”).

Provided the recipient remains continuously employed with the Company through the applicable vesting date, 50% of the total number of shares of Common Stock issued to each recipient on the Payout Date shall vest on the first anniversary of the last day of the Performance Period, and the remaining shares shall vest on the second anniversary of the last day of the Performance Period. In the event of a Change of Control (as defined in the Equity Compensation Plan) after the first vesting date, all unvested issued shares shall vest on the date of the Change of Control or at such other time as the Board of Directors or Compensation Committee may determine.

Notwithstanding the foregoing, no shares of Common Stock shall be payable under the awards if either (i) the Company does not receive 510(k) clearance for the use of CORTOSS within the time period specified in the Grant Agreements or (ii) the CORTOSS Revenue Amount achieved by the Company during the Performance Period is less than 85% of the CORTOSS Revenue Amount performance target approved by the Compensation Committee and the Board of Directors.

The awards do not entitle a recipient to any rights of a shareholder of the Company, unless and until the shares of Common Stock that may be acquired have been issued on the Payout Date.

The foregoing description of the terms of the awards is qualified in its entirety by reference to the Equity Compensation Plan and the Grant Agreements, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 8.01	Other Events

On September 16, 2008, the Company announced that it submitted its response to the initial set of comments received from the U.S. Food and Drug Administration to its 510(k) application for the use of CORTOSS® Bone Augmentation Material in vertebral augmentation. The press release issued by the Company on September 16, 2008 announcing the filing of the response with the FDA is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Orthovita, Inc. 2007 Omnibus Equity Compensation Plan (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference)

10.2	Form of Performance Share Award Agreement (portions of this document have been omitted pursuant to the Company’s confidential treatment request under Exchange Act Rule 24b-2)

99.1	Press Release, dated September 16, 2008, issued by Orthovita, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: September 18, 2008